Exhibit 10.3

PROMISSORY NOTE

$ 50,000	December 10, 2004
Irvine, California
For value received, Trinity3 Corporation, a Delaware corporation (the “Company”), promises to pay to Jeffrey Willmann, an individual, or his assigns (the “Holder”) the principal sum of up to Fifty Thousand Dollars ($50,000), or such lesser amount as shall be delivered by Holder to the Company. The principal hereof and any unpaid accrued interest thereon shall be due and payable on the earlier to occur of (i) the approval of repayment by the Company’s Board of Directors, or (ii) the closing of a round of equity or debt financing by the Company in a gross amount equal to $200,000 or more (unless such payment date is accelerated as provided in Section 1 or Section 3 hereof) (the “Maturity Date”). Payment of all amounts due hereunder shall be made at the address of the Holder provided for in Section 4 hereof. No interest shall accrue under this Note.

1.    PREPAYMENT. The Company may, at its option, at any time and from time to time, prepay all or any part of the principal balance of this Note, without penalty or premium.

2.    TRANSFERABILITY. This Note shall not be transferred, pledged, hypothecated, or assigned by the Holder without the express written consent of the Company.

3.    DEFAULT. The occurrence of any one of the following events shall constitute an Event of Default:

(a)   The non-payment, when due, of any principal or interest pursuant to this Note;

(b)   The material breach of any representation or warranty in this Note. In the event the Holder becomes aware of a breach of this Section 3(b), then provided such breach is capable of being cured by Company, the Holder shall notify the Company in writing of such breach and the Company shall have five (5) business days after notice to cure such breach;

(c)   The breach of any covenant or undertaking, not otherwise provided for in this Section 3;

(d)   The commencement by the Company of any voluntary proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or the adjudication of the Company as insolvent or bankrupt by a decree of a court of competent jurisdiction; or the petition or application by the Company for, acquiescence in, or consent by the Company to, the appointment of any receiver or trustee for the Company or for all or a substantial part of the property of the Company; or the assignment by the Company for the benefit of creditors; or the written admission of the Company of its inability to pay its debts as they mature; or

(e)   The commencement against the Company of any proceeding relating to the Company under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, receivership, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, provided, however, that the commencement of such a proceeding shall not constitute an Event of Default unless the Company consents to the same or admits in writing the material allegations of same, or said proceeding shall remain undismissed for 20 days; or the issuance of any order, judgment or decree for the appointment of a receiver or trustee for the Company or for all or a substantial part of the property of the Company, which order, judgment or decree remains undismissed for 20 days; or a warrant of attachment, execution, or similar process shall be issued against any substantial part of the property of the Company.

Upon the occurrence of any Default or Event of Default, the Holder, may, by written notice to the Company, declare all or any portion of the unpaid principal amount due to Holder, together with all accrued interest thereon, immediately due and payable, in which event it shall immediately be and become due and payable, provided that upon the occurrence of an Event of Default as set forth in paragraph (d) or paragraph (e) hereof, all or any portion of the unpaid principal amount due to Holder, together with all accrued interest thereon, shall immediately become due and payable without any such notice.

4.    NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, or (c) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent as follows:

If to the Company:	Trinity3 Corporation
1920 Main Street, Suite 980
Irvine, CA 92614
Facsimile (949) 955-1937
Attn: President

with a copy to:	The Lebrecht Group, APLC
22342 Avenida Empresa, Suite 220
Rancho Santa Margarita, CA 92688
Attn: Brian A. Lebrecht, Esq.
Facsimile No.: (949) 635-1244

If to Purchaser:	Jeffrey Willmann
[Address]
[Fax]

or at such other address as the Company or Purchaser may designate by ten (10) days advance written notice to the other Party hereto.

5.    GOVERNING LAW;VENUE. The terms of this Note shall be construed in accordance with the laws of the State of California, as applied to contracts entered into by California residents within the State of California, and to be performed entirely within the State of California. The Parties agree that any action brought to enforce the terms of this Note will be brought in the appropriate federal or state court having jurisdiction over Orange County, California.

6.    ATTORNEY’S FEES. In the event either Party shall refer this Note to an attorney to enforce the terms hereof, the non-prevailing Party agrees to pay all the costs and expenses incurred in attempting or effecting the enforcement of the prevailing Party’s rights, including reasonable attorney’s fees, whether or not suit is instituted.

7.    CONFORMITY WITH LAW. It is the intention of the Company and of the Holder to conform strictly to applicable usury and similar laws. Accordingly, notwithstanding anything to the contrary in this Note, it is agreed that the aggregate of all charges which constitute interest under applicable usury and similar laws that are contracted for, chargeable or receivable under or in respect of this Note, shall under no circumstances exceed the maximum amount of interest permitted by such laws, and any excess, whether occasioned by acceleration or maturity of this Note or otherwise, shall be canceled automatically, and if theretofore paid, shall be either refunded to the Company or credited on the principal amount of this Note.

8.    MODIFICATION; WAIVER. No modification or waiver of any provision of this Note or consent to departure therefrom shall be effective unless in writing and approved by the Company and the Holder.

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IN WITNESS WHEREOF, Company has executed this Convertible Promissory Note as of the date first written above.

Trinity3 Corporation, a Delaware corporation

By:	/s/ Steven D. Hargreaves
Steven D. Hargreaves
President

By:	/s/ Shannon T. Squyres
Shannon T. Squyres
Chief Executive Officer

Acknowledged and Agreed:

By:	/s/ Jeffrey Willmann
Jeffrey Willmann